CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SALES FOR THE SECOND QUARTER

~ Comparable Store Sales for the Second Quarter Decline 3.6% Due to Mother’s Day Calendar Shift ~
~ Comparable Stores for the First Six Months Increase 2.4% ~

New York, NY, August 9, 2007-- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that sales for the second quarter ended August 4, 2007 totaled $148.0 million compared to $149.3 million in the second quarter of fiscal 2006. The sales results are on a continuing operations basis, which exclude the sales in the current and prior year periods from the Parisian store group whose remaining departments closed in July 2007, as well as the sales from discontinued Macy’s and Belk’s stores in the prior year period. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $27.0 million in the quarter, as compared to $20.0 million in the same period last year. Total sales, including sales of the Parisian store group, for the second quarter were $154.4 million compared with $153.6 million in the prior year.

Comparable store sales (stores open for the same months during the comparable period) for the second quarter decreased 3.6% on a continuing operations basis. As previously disclosed, the Company estimates the calendar shift associated with Mother’s Day coming a week earlier this year had an approximate 3% to 4% negative impact on second quarter comparable store sales. Comparable store sales for the second quarter including discontinued stores decreased 1.3%.

Sales for the six months ended August 4, 2007 increased 5.9% to $310.9 million compared to $293.6 million in the first six months of 2006, on a continuing operations basis. Specialty jewelry stores contributed sales of $54.2 million for the six month period, as compared to $37.5 million in 2006. Total sales, including sales of the Parisian store group, for the six months increased 5.9% to $320.8 million compared to $302.9 million for the comparable period in 2006. Comparable store sales for the six months increased 2.4% on a continuing operations basis. For the six months including discontinued stores, comparable store sales increased 3.3%.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., commented, “Year-to-date, we are pleased with our solid top line and comparable store sales growth. We experienced an improved sales trend as the second quarter progressed. Further, our Carlyle specialty jewelry stores have continued to perform particularly well.”

The Company currently expects to report full financial results for the second quarter on August 29, 2007.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States. The Company also operates luxury stand-alone jewelry stores primarily located in the southeastern United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the second quarter of fiscal 2007 totaled 725, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

# # #